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                                                                     EXHIBIT 8.2

                                 June 19, 1998



Mariner Health Group, Inc.
125 Eugene O'Neill Drive
New London, Connecticut 06320



     Re: Registration Statement on Form S-4/S-8 of Paragon Health Network, Inc. ("Paragon") containing the Joint Proxy Statement/Prospectus of Paragon and Mariner Health Group, Inc. ("Mariner") dated June 19, 1998 (the "Joint Proxy Statement/Prospectus")


Gentlemen:


  You have requested our opinion concerning certain of the federal income tax consequences of certain of the transactions described in the Joint Proxy Statement/Prospectus, specifically, the tax consequences of the "Merger" (as that term is defined in the Joint Proxy Statement/Prospectus). In connection with rendering this opinion we have made certain assumptions and relied upon certain representations, including representations of the management of Paragon and Mariner as to the facts upon which this opinion is based.



  Based upon the assumptions and the representations, we confirm our opinions as set forth in the Joint Proxy Statement/Prospectus under the headings "THE MERGER AGREEMENT; Certain Federal Income Tax Consequences--Tax Opinions."



  The opinion addresses only the effect under the federal income tax laws of the Merger, and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any state or other jurisdiction, or as to any matters of municipal law or the laws of any other local agencies within any state.



  We hereby consent to the filing of this opinion as an exhibit to such Joint Proxy Statement/Prospectus and the reference to our firm and the above-mentioned opinion under the heading "Certain Federal Income Tax Consequences" included in the Joint Proxy Statement/Prospectus. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder.


                             Very truly yours,


                             /s/ Testa, Hurwitz & Thibeault, LLP
                             -----------------------------------
                             TESTA, HURWITZ & THIBEAULT, LLP